Exhibit 10.10

BANK OF FLORIDA CORPORATION

PLAN A

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into by and between Bank of Florida Corporation (“Employer”) and Christopher Willman, Bank of Florida – Tampa Bay President (“Employee”).

WHEREAS, in recognition of Employee’s prior and continuing contribution to Employer and its subsidiaries, Employer wishes to protect Employee’s position therewith in the manner provided in the Agreement in the event of a Change in Control of the Employer.

NOW, THEREFORE, in consideration of Employee’s management position, contribution, and responsibilities, Employer hereby agrees to provide Employee with certain severance benefits as specifically provided herein.

SECTION 1 – DEFINITIONS

(a) “Change in Control” means an event where any Person (defined herein to mean any natural person, corporation, limited liability company, partnership, or any other similar business entity), other than any Person who on the date hereof is a director or officer of Employer: (i) directly or indirectly, or acting in concert through one or more other persons, owns, controls, or has power to vote 50% or more of any class of the then outstanding voting securities of Employer; or (ii) controls in any manner the election of a majority of the directors of Employer. For purposes of this Agreement, a “Change in Control” shall be deemed not to have occurred in connection with a reorganization, consolidation, or merger of Employer whereby the stockholders of Employer, immediately before the consummation of the transaction, will own over 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

(b) Termination for “just cause” means termination because of Employee’s personal dishonesty, incompetence, insubordination, misconduct or conduct which negatively reflects upon the Employer, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses), or final cease-and desist order. In determining “incompetence,” the acts or omissions shall be measured against standards generally prevailing in the financial institution industry. No act, or failure to act on Employee’s part, shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of Employer; provided that any act or omission to act on Employee’s behalf in reliance upon advice or written opinion of Employer’s counsel shall not be deemed to be willful.

(c) “Protected Period” means the term of this Agreement and six months following termination hereof if Employee is employed by Employer at the time Employer is required under the Securities Exchange Act of 1934 to make a public announcement of a potential Change in Control, which is in fact later consummated.

SECTION 2 – TERM OF AGREEMENT

This Agreement shall remain in effect for two years commencing on January 1, 2009, and terminating on December 31, 2010, unless extended or terminated in accordance with the terms and conditions set forth in Section 9 herein.

SECTION 3 – PAYMENTS TO EMPLOYEE UPON A CHANGE IN CONTROL

If Employer terminates Employee’s employment without “just cause,” Employee shall be entitled to receive the termination benefits described in Section 4 herein, if a Change in Control also occurs or has occurred within the Protected Period. Employee shall also be entitled to receive such termination benefits described in Section 4 herein, if within six months of a Change in Control, Employee elects to terminate his or her employment; provided, however, if the surviving entity following a Change in Control offers Employee the same position or a comparable position that is within Employee’s same job skills set, at the same salary (or greater) as Employee was receiving from Employer at the time of the Change in Control, Employee shall not be entitled to receive the termination benefits described in Section 4 herein. Notwithstanding the foregoing, in the event the Employee is offered a position as described in the preceding sentence, but such position is offered in a different location which is greater than 50 miles away from the Employee’s residence at the time the Change in Control is announced, Employee may also elect to terminate employment and receive the Change in Control benefit.

SECTION 4 – TERMINATION BENEFITS

(a) Upon a termination described in Section 3, Employer or its successor(s) shall pay Employee, or in the event of Employee’s subsequent death, Employee’s estate, as severance pay, a sum equal to two years of Employee’s current base salary at the time of Employee’s termination. Such payment shall be made in one lump sum payment within ten business days of such a termination of employment.

(b) Upon a termination described in Section 3, Employer or its successor(s) shall continue to provide life, health, and disability coverage (“Coverage”) comparable to the coverage maintained by Employer for Employee prior to Employee’s severance. Such Coverage shall cease upon the earlier of Employee obtaining new employment at which the Employee is entitled to receive comparable Coverage, or six months from the date of Employee’s termination.

SECTION 5 – LIMITATIONS ON PAYMENTS

(a) Notwithstanding any provision of this Agreement to the contrary, if payments to Employee under this Agreement and/or any other payment or benefit from the Employer or any of its subsidiaries of either in connection with a Change in Control are deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), such payments or benefits shall be reduced to the extent necessary to avoid such characterization. The initial determination of whether a reduction is required under this paragraph shall be made by Employer’s independent accountants, and, to the extent practicable, Employee shall be entitled to select the payments or property that remain payable to Employee after the application of this paragraph. Employee shall be deemed to have forfeited any right to any payment or property that is subject to reduction hereunder, without requirement of further notice. In the event that a final administrative action of the Internal Revenue Service (the “IRS”) increases the amount deemed to be an “excess parachute payment” within the meaning of Code

Section 280G, the amount of such increase shall be deemed a conditional payment by Employer. Employee agrees that he shall promptly remit to Employer, but in no event later than 20 business days from receipt of notice, the amount of such conditional payment, including interest thereon, determined at the applicable federal rate.

(b) The Employer and the Employee intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If and when the Employee’s employment terminates, the Employee is a specified employee, as defined in Section 409A of Code, and if any payments under this Agreement will result in additional tax or interest to Employee because of Section 409A, then despite any provision of this Agreement to the contrary Employee shall not be entitled to the payments until the earliest of: (i) the date that is at least six months after termination of the Employee’s employment for reasons other than the Employee’s death; (ii) the date of the Employee’s death; or (iii) any earlier date that does not result in additional tax or interest to the Employee under Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Employee in a single lump sum. If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall, nevertheless, be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Employee to additional tax or interest under Section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Employee to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.

SECTION 6 – SUSPENSION OF OBLIGATIONS

(a) If Employee is suspended from office and/or temporarily prohibited from participating in the conduct of Employer’s or any of its subsidiaries’ affairs pursuant to an action brought by the Florida Office of Financial Regulation, Board of Governors of the Federal Reserve, or the Federal Deposit Insurance Corporation, or any other regulatory agency that has supervisory authority over the Employer or its subsidiaries (any and all referred to herein as “Regulatory Agency”), Employer’s obligations under this Agreement shall be suspended as of the date of such action. The obligations of this Agreement shall be reinstated if the charges of the Regulatory Agency are subsequently dismissed, or if the Employee is otherwise determined to be not guilty of such charges.

(b) If Employee is removed from office and/or permanently prohibited from participating in the conduct or affairs of Employer or any of its subsidiaries by a final order resulting from an action brought by a Regulatory Agency, all obligations of Employer under this Agreement shall terminate as of the effective date of such order.

SECTION 7 – NOTICE OF TERMINATION

Any purported termination by Employer or by Employee shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

SECTION 8 – AGREEMENT NOT TO COMPETE

(a) In consideration of the benefits and protections provided under this Agreement, Employee agrees that while currently employed by Employer, and for a period of twelve months following the termination of Employee’s employment for any reason, other than a termination that would entitle Employee to receive the severance benefits described in Section 4, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in any of the Florida counties in which Employer or one of its subsidiaries has an office that offers similar products or services as those offered by the Employer, or with any person or entity whose intent it is to organize another such company or entity located in any of the Florida counties in which Employer or one of its subsidiaries has an office.

(b) Employee further agrees that for a period of twelve months following the termination of Employee’s employment hereunder for any reason, Employee shall not, directly or indirectly: (i) solicit the business of any then current customer (e.g., borrower or depositor) of the Employer, its successor, or its subsidiaries, regardless of whether or not Employee was responsible for generating such customer’s business; or (ii) solicit any employees of Employer, its successor, or its subsidiaries.

(c) Employee hereby agrees that the durations of the anti-competitive covenants set forth herein are reasonable, and that the geographic scope is not unduly restrictive.

(d) The parties acknowledge and agree that money damages cannot fully compensate Employer in the event of Employee’s violation of the provisions of this Section 8. Thus, in the event of a breach of any of the provisions of this Section 8, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provisions of this Section 8. Employee’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and any costs as provided for in Section 11 herein. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

SECTION 9 – MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except as agreed to in writing by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppels against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition in the future, or as to any act other than that specifically waived.

SECTION 10 – ARBITRATION

The parties agree that, any controversy or claim arising out of or relating to this Agreement or any breach hereof, including, without limitation, any claim that this Agreement or any portion hereof is invalid, illegal, or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the rules of the American Arbitration Association and judgment upon the determination and/or award of such arbitrator(s) may be entered in any court having jurisdiction thereof. Provided, however, that this Section shall not be construed to permit the award of punitive damages to either party. The venue of any arbitration shall be in Collier County, Florida.

SECTION 11 – ATTORNEYS’ FEES

In the event of any proceeding occurring out of or involving this Agreement, the prevailing party shall be entitled to the recovery of reasonable attorneys’ fees, expenses, and costs, including fees and costs to enforce an award.

SECTION 12 – SEVERABILITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

SECTION 13– HEADINGS FOR REFERENCE ONLY

The headings of the Sections herein are included solely for convenient reference and shall not control the meaning or the interpretation of any of the provisions of this Agreement.

SECTION 14 – APPLICABLE LAW AND VENUE

This Agreement shall be governed in all respects and shall be interpreted by and under the laws of the State of Florida. Any litigation regarding this Agreement shall be brought in the appropriate court in Collier County, Florida.

SECTION 15 – SUCCESSORS

Employer shall require any successor to the business and/or assets of Employer in connection with a Change in Control to assume and agree to perform its obligations under this Agreement in writing.

SECTION 16 – NO CONTRACT OF EMPLOYMENT

This Agreement shall not, under any circumstances, be deemed to constitute an employment contract between Employer and Employee or to be in consideration of or an inducement for the continued employment of Employee. Nothing contained in this Agreement shall be deemed to give Employee the right to be retained in the service of Employer, or to interfere with the right of Employer to discharge Employee at any time.

SECTION 17 – LIMITATION OF RIGHTS

Neither this Agreement, nor any amendment hereof, nor the payment of any benefits hereunder shall be construed as giving Employee or any other person any legal or equitable right against Employer except as expressly provided herein.

SECTION 18 – OTHER AGREEMENTS

This Agreement supersedes any other employment related agreements by and between Employee and Employer. By executing this Agreement, Employee completely releases Employer and all of its subsidiaries from any obligations that may have existed under any such other agreements.

IN WITNESS WHEREOF, this Agreement was duly executed this 31st day of December, 2008.

EMPLOYEE	BANK OF FLORIDA CORPORATION

/s/ Christopher Willman	By:	/s/ Michael L. McMullan
Christopher Willman		Michael L. McMullan
Chief Executive Officer & President